IMPORTANT INFORMATION
                       REGARDING THE CREF PROXY STATEMENT

Due to an administrative error, the order of the proposals in the CREF proxy ballot is different than the order of the proposals in the CREF proxy statement. When voting, please follow the descriptions given in the ballot, rather than the order presented in the proxy statement. The correct order to vote is as follows:

PROPOSAL I--to divest from gold mining
(printed as proposal IV in proxy statement)

PROPOSAL II--to separate CEO and Chairman positions
(printed as proposal I in proxy statement)

PROPOSAL III--to report on the adoption of the Conference Board Commission's recommendations (printed as proposal II in proxy statement)

PROPOSAL IV--to revive policyholder nominating process
(printed as proposal III in proxy statement)

PROPOSAL V--to stop investing in companies supporting gun control (printed as proposal V in proxy statement)

PROPOSAL VI--to divest from tobacco investments
(printed as proposal VI in proxy statement)